Exhibit 5

                        December 4, 2000


Board of Directors
RightCHOICE Managed Care, Inc.
1831 Chestnut Street
St. Louis, Missouri 63103-2275

     Re: Registration Statement on Form S-8 for Issuance of Shares of Common Stock and existence of Deferred Compensation Obligations Pursuant to the RightCHOICE Managed Care, Inc. Amended and Restated Nonemployee Directors' Nonqualified Deferred Compensation Plan

Ladies and Gentlemen:

      In connection with the registration with the Securities and Exchange Commission of shares of common stock, par value $0.01 per share (the "Securities"), of RightCHOICE Managed Care, Inc., a Delaware corporation ("RightCHOICE"), and certain deferred compensation obligations (the "Obligations") which may be owed to nonemployee directors of RightCHOICE, you have requested that we furnish you with our opinion as to the legality of the issuance of the Securities and Obligations in connection with the RightCHOICE Managed Care, Inc. Amended and Restated Nonemployee Directors' Nonqualified Deferred Compensation Plan (the "Plan").

      As counsel to RightCHOICE, we have participated in the preparation of the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), with respect to the Securities and Obligations. We have examined and are familiar with RightCHOICE's Certificate of Incorporation, Bylaws, records of corporate proceedings, the Registration Statement, the Plan and such other documents and records as we have considered appropriate.

      Based upon the foregoing, we are of the opinion that the Securities have been duly and validly authorized and will, when issued as contemplated in the Plan, be legally issued, fully paid and non-assessable.

     In addition, based upon the foregoing, we are of the opinion that the Obligations will, if issued and delivered in accordance with the terms and provisions of the Plan, be valid and binding obligations of RightCHOICE enforceable in accordance with the terms of the Plan. Our opinion is qualified to the extent that enforcement of the Obligations may be subject to applicable federal or state bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, or other laws or court decisions relating or affecting the rights of creditors generally and may be limited by equitable principles of general applicability, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, equitable subordination, and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law or whether codified by statutes).

      We consent to the use of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              LEWIS, RICE & FINGERSH, L.C.

                              /s/ Lewis, Rice & Fingersh, L.C.